Exhibit 3.2

UNS ENERGY CORPORATION
Statement Pursuant to Section 10-602 of the Arizona Revised Statutes
1.    The name of the Corporation is UNS Energy Corporation (“Corporation”).
2.    The Articles of Incorporation forming the Corporation were filed in the office of Arizona Corporation Commission on March 8, 1995.
3.    The Corporation is presently authorized to issue 1,000,000 shares of Preferred Stock without par value (the “Preferred Stock”). No series of Preferred Stock presently is outstanding.
4.    As authorized by Section 10-602 of the Arizona Revised Statutes and paragraph FOURTH of the Corporation’s Amended and Restated Articles of Incorporation, on July 17, 2015, the Board of Directors of the Corporation duly adopted the resolutions attached hereto as Exhibit A and incorporated herein by reference, fixing the designation, preferences, limitations and relative rights of a new series of Preferred Stock to be known as Limited Voting Junior Preferred Stock.
Dated as of this 20th day of July, 2015.
UNS ENERGY CORPORATION, an Arizona corporation

By:	/s/ Kentton C. Grant
Kentton C. Grant
Vice President Finance and Rates

EXHIBIT A
NOW, THEREFORE, IT HEREBY IS RESOLVED, that pursuant to paragraph FOURTH of the Articles of Incorporation, a new series of preferred stock of the Corporation, consisting of one share and to be known as the Limited Voting Junior Preferred Stock (the “Junior Preferred Stock”) is hereby designated, with the following preferences, privileges and relative rights:
(i)    The Junior Preferred Stock shall not be entitled to receive or participate in any dividends, and no dividends shall be paid thereon.
(ii)    Subject to the limitations set forth in the Articles of Incorporation and subject to the rights of any other class of stock hereafter authorized, which classes may be senior in right to the Junior Preferred Stock, in the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of the Common Stock, the holder of the Junior Preferred Stock shall be entitled to be paid out of the net assets of the Corporation available for distribution to its shareholders one hundred dollars ($100.00) and no more. For purposes of this section, a consolidation, merger or amalgamation of the Corporation with or into any other corporation or corporations shall not be deemed to be a dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary.
(iii)    So long as the share of Junior Preferred Stock is outstanding, the Corporation shall not (a) file a petition for relief under the United States Bankruptcy Code or (b) authorize Tucson Electric Power Company, UNS Electric, Inc. or UNS Gas, Inc. (collectively, the “Regulated Utilities”) to file a petition for relief under the United States Bankruptcy Code (any of the foregoing a “Voluntary Bankruptcy Filing”) without the consent of the holder of the Junior Preferred Stock, which consent may be effected in the following manner. The Corporation shall give the holder of the Junior Preferred Stock written notice (“Notice”) at least five (5) business days prior to any Voluntary Bankruptcy Filing. The holder of the Junior Preferred Stock may object to and oppose the Voluntary Bankruptcy Filing by providing written notice of such objection and opposition (an “Objection Notice”) to the Secretary of the Corporation within five (5) business days after receipt of the Notice. The Objection Notice shall specify the reasons the holder of the Junior Preferred Stock does not consent to the proposed Voluntary Bankruptcy Filing. If the Secretary receives such an Objection Notice within such five (5) business day period, then the Corporation shall not submit or file or, with respect to any Regulated Utility, approve any such Voluntary Bankruptcy Filing. If the Corporation does not receive an Objection Notice within such five (5)

business day period, the holder of the Junior Preferred Stock shall be deemed to have consented to the Voluntary Bankruptcy Filing.
(iv)    No person other than the Corporation and the holder of the Junior Preferred Stock will have any contractual rights with respect to the Junior Preferred Stock. Except as provided by applicable law, the holder of the Junior Preferred Stock shall be entitled to receive notice from the Corporation of each meeting of shareholders and each meeting of the Board of Directors of the Corporation at which any Voluntary Bankruptcy Filing is proposed to be considered, but shall not be entitled to notice of any other meeting or vote of the shareholders or the Board of Directors. Notwithstanding the foregoing provisions, the holder of the Junior Preferred Stock shall not have any voting rights at any time when the Commission has consented to the redemption of the Junior Preferred Stock pursuant to subparagraph (v) below (and regardless of whether there may then exist any restriction not set forth in said subparagraph (v) on the Corporation’s ability to redeem the Junior Preferred Stock). Except as provided herein or as otherwise provided by law, the holder of the Junior Preferred Stock shall have no voting rights for any other purpose.
(v)    The Junior Preferred Stock may be redeemed by the Corporation, at its election expressed by resolution of the Board of Directors, at any time; provided, that the Corporation shall not redeem the Junior Preferred Stock without the prior consent of the Commission. The Junior Preferred Stock will be redeemed in full upon notice thereof given to the holder of the Junior Preferred Stock and the payment of the redemption price of one hundred dollars ($100.00). Following such redemption, the holder of the Junior Preferred Stock shall deliver the certificate representing the Junior Preferred Stock to the Corporation for cancellation; provided, however, that the delivery of such certificate to the Corporation shall not be required as a condition to the redemption, and the Junior Preferred Stock will cease to be outstanding and all rights and obligations of the holder thereof will cease upon notice and payment as aforesaid, whether or not the certificate representing the Junior Preferred Stock has been so delivered to the Corporation.
(vi)    The holder of the Junior Preferred Stock must be, during the period of ownership, independent of the Corporation and shall have and have had permanent residence in Arizona for at least three (3) years prior to ownership of the Junior Preferred Stock (the “Conditions of Eligibility”). As used herein “independent” means the independent requirements of the New York Stock Exchange and the Corporation’s Director Independence Standards. If at any time the holder of the Junior Preferred Stock (a “prior holder”) (a) shall not meet the Conditions of Eligibility, as determined in good faith by the Corporation, (b) shall give notice to the Corporation of such holder’s intent to resign, or (c) if the holder is natural person or is an entity that has only a single member or shareholder who is a natural person and the holder or its member or shareholder shall die, become disabled, or otherwise be unable to effectively carry out the responsibilities of the holder of the Junior Preferred Stock, in each case as determined in good faith by the Corporation, the Corporation shall appoint, another person to hold the Junior Preferred Stock (a “successor holder”) and upon notice given to the prior holder by the Corporation of such appointment and of the effective date thereof, the successor holder shall become the sole holder of the Junior Preferred Stock and the prior holder shall have no further rights and obligations with respect thereto. On or promptly following the effective date of the appointment of a successor holder, the prior holder shall deliver the certificate representing the Junior Preferred Stock to the Corporation for reissuance to the successor holder; provided, however, that the delivery of such certificate to the Corporation shall not be required as a condition to the appointment of the successor holder. The holder of the Junior Preferred Stock shall give notice to the Secretary of the Corporation of any failure to meet the Conditions of Eligibility and of such holder’s desire to resign, and the authorized representative of such holder shall give notice to the Secretary of the Corporation of the death or disability of such holder, promptly following the determination or occurrence thereof. The holder of the Junior Preferred stock shall have no right to transfer the Junior Preferred Stock to any person except as provided in this clause (vi) or as otherwise consented to by the Corporation. The stock certificate or other evidence of ownership of the Junior Preferred Stock shall bear a legend or other prominent notice of the restrictions contained in this subparagraph (vi).
(vii)    The Junior Preferred Stock shall not be convertible into Common Stock, Preferred Stock or any other class or series of securities issued by the Corporation.
(viii)    Except as provided herein, if the Corporation redeems, purchases or otherwise acquires the Junior Preferred Stock, the Corporation shall cancel and not reissue the Junior Preferred Stock.